Exhibit 99.1

NEWS RELEASE
Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

CORRECTION: SI International Reports Financial Results
for Second Quarter FY07

Revenue of $119 million;
Net Income of $5 million;
Diluted EPS of $0.38;
Full Year Guidance Revised and Updated

RESTON, VA — July 31, 2007 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced financial results for its second quarter ended June 30, 2007. Note: There was a clerical error in the Second Quarter FY07 Financial Results news release issued this morning, in that the diluted earnings per share guidance for the fourth quarter of FY07 should have been in the range of $0.39 to $0.43, instead of $0.42 to $0.46. The full year FY07 earnings per share guidance was not affected.  This news release reflects the correction.

Second Quarter FY07 Financial Results

Revenue for the second quarter of FY07 was $118.8 million as compared to second quarter FY06 revenue of $119.2 million.  Federal government contract revenue, which represented 99 percent of second quarter FY07 total revenue, was $117.0 million as compared to $117.2 million for the second quarter of FY06.

Income from operations for the second quarter of FY07 was $9.4 million, a decrease of 7 percent over operating income of $10.1 million reported a year earlier.  Operating margin for the second quarter of FY07 was 7.9 percent, as compared to 8.5 percent for second quarter FY06.  Net income for the second quarter of FY07 was $5.0 million, an increase of 13 percent over second quarter FY06 net income of $4.4 million.  Diluted earnings per share for the second quarter FY07 was $0.38, a $0.04 increase over second quarter FY06 diluted earnings per share of $0.34.

Backlog as of June 30, 2007 was approximately $1.272 billion, consisting of $207 million in funded backlog and $1.065 billion in unfunded backlog.  Bookings for the second quarter of FY07 were $52 million.   Days Sales Outstanding (DSOs) were 72 days at the end of the second quarter FY07.

“From a revenue perspective, war spending and the political climate in Washington have delayed funding on existing programs and new contracts in the first half of 2007.  We are now beginning to see some positive momentum, and we expect to deliver solid growth in the second half,” said Brad Antle, SI International’s President and CEO.  “We believe our strong backlog and robust pipeline of opportunities, coupled with our  focus areas: federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing, bode well for future growth at SI International.”

“Operating profits and margins are down in the first half of 2007, due to flat revenue performance,” said Ted Dunn, SI International’s Executive Vice President and CFO.  “While we expect some further deterioration in the third quarter as we ramp up our contract with the Patent and Trademark Office, we expect solid improvement in the fourth quarter.”

First Half FY06 Financial Results

For the first half of FY07 ended June 30, 2007, revenue was $232.5 million, compared to $226.5 million for the first half of FY06.  Income from operations for the first half of FY07 was $18.5 million as compared to operating income of $19.0 million reported a year earlier.  Operating margin for the first half of FY07 was 8.0 percent, as compared to 8.4 percent in the first half of FY06.  Net income for the first six months of FY07 was $9.8 million, an increase of 11 percent over the same period last year of $8.8 million.

As of June 30, 2007, SI International had a solid balance sheet with $10.9 million in cash, approximately $119.8 million in debt, and $250.4 million of stockholders’ equity.

Business Outlook

Based on SI International’s current backlog and management’s estimate as to future tasking and contract awards, the Company issued the following guidance ranges for the third and fourth quarters FY07 and revised guidance for full year 2007.

	Q3 2007	Q4 2007	Full Year 2007
Revenue	$140 – $144 million	$142 – $148 million	$515 – $525 million
Net Income	$4.3 – $4.5 million	$5.6 – $6.2 million	$19.3 – $20.1 million
Diluted Earnings Per Share	$0.32 – $0.34	$0.39 – $0.43	$1.45 – $1.51
Diluted Share Equivalents	13.3 million	13.4 million	13.3 million

The foregoing revises the Company’s previously issued full year 2007 guidance with revenues of $490 million to $510 million, net income of $21.6 million to $23.5 million, diluted earnings per share of $1.60 to $1.74, and diluted earnings per share of 13.5 million.

“Challenging market conditions have resulted in delay in funding for several our existing contracts.  We are now beginning to see some funds being released, with programs and task order starts expected during the third and fourth quarter.  Our guidance for the second half of FY07 reflects an organic growth rate of 7 to 10 percent.  We continue to believe that the long-term trends that are driving government spending on IT are squarely aligned with SI International’s strengths,” said Antle.

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10 AM EDT, today, July 31, 2007. Participating in the conference call will be SI International’s President and CEO, Brad Antle; Executive Vice President and CFO, Ted Dunn; and Executive Vice President and Chief Marketing Officer, Leslie Gault Belluchie. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com.  A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference is available by telephone beginning on Tuesday, July 31, 2007 at 12:00 PM ET through Tuesday, August 7, 2007 at 5:00 PM ET by calling 1-888-286-8010 and entering the conference passcode 75899300.

About SI International: SI International, a member of the Russell 2000 and S&P SmallCap 600 indices, is a provider of information technology and network solutions (IT) primarily to the federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 42nd largest Federal Prime IT Contractor by Washington Technology and has approximately 4,600 employees.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SI International, Inc. and Subsidiaries
Consolidated Statements of Operations
(amounts in thousands, except per share data; unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Revenue	$118,794	$119,233	$232,494	$226,465
Operating costs and expenses:
Cost of services	73,733	74,968	144,625	141,577
Selling, general and administrative	34,078	32,632	66,217	63,178
Depreciation and amortization	822	673	1,616	1,221
Amortization of intangible assets	769	823	1,517	1,470

Total operating expenses	109,402	109,096	213,975	207,446

Income from operations	9,392	10,137	18,519	19,019
Other income (expense)	430	(101)	501	(71)
Interest expense	(1,572)	(2,693)	(2,969)	(4,475)

Income before provision for income taxes	8,250	7,343	16,051	14,473
Provision for income taxes	3,226	2,901	6,293	5,717

Net income	$5,024	$4,442	$9,758	$8,756

Earnings per common share:
Basic net income per common share	$0.39	$0.35	$0.75	$0.72
Diluted net income per common share	$0.38	$0.34	$0.74	$0.70
Basic weighted-average shares outstanding	13,011	12,770	12,994	12,096
Diluted weighted-average shares outstanding	13,302	13,171	13,276	12,532
EBITDA(1)	$10,983	$11,633	$21,652	$21,710

Notes:	(1) EBITDA is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Net income	$5,024	$4,442	$9,758	$8,756
Other expense (income)	(430)	101	(501)	71
Interest expense	1,572	2,693	2,969	4,475
Provision for income taxes	3,226	2,901	6,293	5,717
Depreciation and amortization	822	673	1,616	1,221
Amortization of intangible assets	769	823	1,517	1,470
EBITDA	$10,983	$11,633	$21,652	$21,710

SI International, Inc.
Revenue Segmentation Data
(Amounts in thousands; unaudited)

	Three Months ended
	June 30, 2007		July 1, 2006		Growth
	$	%	$	%	$	%
Core Federal government	116,954	98.5%	117,159	98.3%	-205	-0.2%
Commercial and other	1,840	1.5%	2,074	1.7%	-234	-11.3%
Total revenue	118,794	100.0%	119,233	100.0%	-439	-0.4%

Prime contracts	93,194	78.5%	92,882	77.9%	312	0.3%
Subcontracts	25,600	21.5%	26,351	22.1%	-751	-2.9%
Total revenue	118,794	100.0%	119,233	100.0%	-439	-0.4%

Cost reimbursable	34,561	29.1%	35,337	29.6%	-776	-2.2%
Time and materials	41,254	34.7%	43,533	36.5%	-2,279	-5.2%
Fixed price	42,979	36.2%	40,363	33.9%	2,616	6.5%
Total revenue	118,794	100.0%	119,233	100.0%	-439	-0.4%

Department of Defense	53,569	45.1%	56,411	47.3%	-2,842	-5.0%
Federal civilian agencies	63,385	53.4%	60,748	51.0%	2,637	4.3%
Commercial entities	1,840	1.5%	2,074	1.7%	-234	-11.3%
Total revenue	118,794	100.0%	119,233	100.0%	-439	-0.4%

Major contracts:
C4I2TSR	19,504	16.4%	23,931	20.1%	-4,427	-18.5%
All other	99,290	83.6%	95,302	79.9%	3,988	4.2%
Total revenue	118,794	100.0%	119,233	100.0%	-439	-0.4%

SI International, Inc. and Subsidiaries
Consolidated Balance Sheets
(Amounts in thousands, except share data)

	June 30, 2007	December 30 2006
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$10,892	$19,457
Accounts receivable, net	103,652	91,972
Other current assets	9,139	8,627
Total current assets	123,683	120,056
Property and equipment, net	14,795	12,372
Goodwill	266,243	220,626
Intangible assets, net	28,790	20,418
Other assets	12,645	7,661
Total assets	$446,156	$381,133
Liabilities and stockholders’ equity
Current liabilities:
Note payable — Line of Credit	$25,000	$—
Current portion of long-term debt	1,004	754
Accounts payable	24,724	20,715
Note payable — former owner of acquired business	—	5,839
Accrued expenses and other current liabilities	33,254	28,547
Total current liabilities	83,982	55,855
Long-term debt, net of current portion	93,825	69,452
Deferred income tax, net	8,772	8,961
Other long-term liabilities	9,209	7,653
Stockholders’ equity:
Common stock—$0.01 par value per share; 50,000,000 shares authorized; 13,023,154 and 12,967,377 shares issued and outstanding as of June 30, 2007 and December 30, 2006, respectively	130	130
Additional paid-in capital	186,415	184,845
Retained earnings	63,823	54,065
Accumulated other comprehensive income	—	172
Total stockholders’ equity	250,368	239,212
Total liabilities and stockholders’ equity	$446,156	$381,133

SI International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Amounts in thousands; unaudited)

	Six Months Ended
	June 30, 2007	July 1, 2006
Cash flows from operating activities:
Net income	$9,758	$8,756
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,616	1,221
Amortization of intangible assets	1,517	1,470
Loss on disposal of fixed assets	39	10
Stock-based compensation	516	12
Amortization of deferred financing costs	467	1,366
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	590	5,326
Other current assets	(635)	(989)
Other assets	(5,173)	(1,418)
Accounts payable and accrued expenses	621	(13,228)
Other long term liabilities	1,536	2,328
Net cash provided by operating activities	10,852	4,854
Cash flows from investing activities:
Purchase of property and equipment	(3,770)	(5,028)
Proceeds from sale of marketable securities	43,250	13,850
Purchase of marketable securities	(43,250)	(6,000)
Former owner payable	(6,000)	(10,322)
Cash paid for business acquisitions, net of cash assumed	(60,162)	(47,992)
Net cash used in investing activities	(69,932)	(55,492)
Cash flows from financing activities:
Proceeds from exercise of stock options	912	5,245
Proceeds from issuance of common stock	—	40,402
Income tax benefit for stock option exercises.	142	1,614
Borrowings under line of credit	25,000	—
Proceeds from long-term debt	25,000	30,000
Repayments of long-term debt	(377)	(45,856)
Payments of debt issuance costs	(108)	(552)
Repayments of capital lease obligations	(54)	(92)
Net cash provided by financing activities	50,515	30,761
Net change in cash and cash equivalents	(8,565)	(19,877)
Cash and cash equivalents, beginning of period	19,457	26,160
Cash and cash equivalents, end of period	$10,892	$6,283

Supplemental disclosures of cash flow information:
Cash payments for interest	$2,875	$3,809
Cash payments for income taxes	$6,427	$5,946

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